Exhibit 3.1

CERTIFICATE OF SECOND AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AGENUS INC.

AGENUS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Agenus Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 10, 1999 (the “Certificate of Incorporation”). The Certificate of Incorporation was amended and restated on June 7, 2002 (the “Restated Certificate”), which was further amended on June 15, 2007 by a Certificate of Amendment (the “First Amendment,”) and on January 6, 2011 by a Certificate of Ownership and Merger (the “Name Change Amendment,” and the Restated Certificate, as amended by the First Amendment and the Name Change Amendment, the “Amended Certificate”). This Certificate of Second Amendment (the “Second Amendment”) amends certain provisions of the Amended Certificate, and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2. The Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the following amendments to the Amended Certificate, and declaring the Second Amendment to be advisable.

3. This Second Amendment was duly adopted by the vote of the stockholders holding the requisite number of shares of outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

4. The Amended Certificate is hereby amended by adding the following provision to the end of Article Fourth:

“REVERSE STOCK SPLIT

As of 12:01 A.M. (Eastern Time) on October 3, 2011 (the “Effective Time”), each issued and outstanding share of the Corporation’s Common Stock (including each share of treasury stock, collectively, the “Pre-Split Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to one sixth of a share of Common Stock (such reduction of shares designated as the “Reverse Stock Split”). The par value of the Corporation’s Common Stock following the Reverse Stock Split shall remain $0.01 per share. Each holder of a certificate or certificates of Pre-Split Stock shall be entitled to receive, upon surrender of such certificates to the Corporation’s transfer agent for cancellation, a new certificate or certificates for a number of shares equal to such holder’s Pre-Split Stock divided by six (6), with any fraction resulting from such division rounded down to the nearest whole number

(in each case, such fraction, if any, being a “Fractional Share”). No Fractional Shares will be issued for Pre-Split Stock in connection with the Reverse Stock Split. Each holder of Pre-Split Stock at the Effective Time who would otherwise be entitled to a Fractional Share shall, in lieu thereof, receive a cash payment equal to x) the Fractional Share multiplied by y) the product of (i) the average of the high and low trading prices of the Common Stock as reported on The NASDAQ Capital Market or other principal market of the Common Stock, as applicable, during each of the ten (10) trading days immediately preceding the date of the Effective Time and (ii) six (6).”

5. This Second Amendment shall be effective as of 12:01 A.M. (Eastern Time) on October 3, 2011 in accordance with the provisions of section 103(d) of the General Corporation Law of the State of Delaware.

6. Except as set forth in this Second Amendment, the Restated Certificate remains in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has duly executed this Second Amendment in the name of and on behalf of the Corporation on this 29th day of September, 2011.

AGENUS INC.

By:	/s/ Garo H. Armen
Name:	Garo H. Armen
Title:	Chief Executive Officer

[Signature Page to Certificate of Second Amendment]